Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Carolyn Brown	Thomas Donohue
Vice President	Vice President
Corporate Communications	Treasurer and Investor Relations
Barnes & Noble Education, Inc.	Barnes & Noble Education, Inc.
(908) 991-2967	(908) 991-2966
cbrown@bned.com	tdonohue@bned.com

Barnes & Noble Education Reports Second Quarter 2017 Financial Results

December 6, 2016, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), one of the largest contract operators of bookstores on college and university campuses across the United States and a leading provider of digital education services, today reported sales and earnings for the second quarter for fiscal 2017.

Financial highlights for the second quarter 2017 and fiscal year to date 2017:

•	Second quarter sales of $770.7 million increased 2.0%, as compared to the prior year period; year to date sales of $1,009.9 million increased 1.5% as compared to the prior year period.

•	Both second quarter and year to date comparable store sales decreased 2.9%.

•	Second quarter GAAP net income of $29.3 million, as compared to $33.4 million in the prior year period; year to date net income of $1.4 million, as compared to $6.5 million in the prior year period.

•
Second quarter non-GAAP Adjusted EBITDA of $70.4 million, a decrease of $2.3 million, as compared to the prior year period; year to date non-GAAP Adjusted EBITDA of $33.9 million, a decrease of $3.6 million, as compared to the prior year period.

•
Second quarter non-GAAP Adjusted Earnings of $29.7 million, as compared to $33.4 million in the prior year period; year to date non-GAAP Adjusted Earnings of $3.8 million, as compared to $6.5 million in the prior year period.

Operational highlights for the second quarter 2017:

•
Opened 1 new store in the quarter, bringing the total year to date new store openings to 34. The Company now operates 771 locations as of October 29, 2016. The Company expects to open 2 additional stores in the second half of the year bringing the total estimated annual sales of new stores to $118 million.

•	Established price matching program in over 400 stores.

•
Launched Barnes & Noble Education Courseware, making it easier for faculty to use Open Educational Resources (OER) and helping to ensure access to the most affordable course materials for students. Offering includes 10 digital general education courses through campus bookstores and the LoudCloud platform.

“Though our new business wins enabled us to grow total sales, comparable store sales declined as a result of lower enrollments and a softer retail environment,” said Max J. Roberts, Chief Executive Officer, Barnes & Noble Education. “Since we experienced lower textbook and general merchandise sales on our campuses, we are continuing the roll out of our price matching program and adjusting our promotional strategy in a targeted and disciplined manner to reflect current market conditions, and are continuing our cost management initiatives across the company. Consistent with this performance, we have revised our financial guidance to reflect the possibility that general merchandise sales remain softer than expected this fiscal year.”

Mr. Roberts continued, “In the second quarter, we successfully opened a number of campus bookstores for fall rush, and our recently launched price matching program resulted in more student engagement, helping to mitigate the impact of the anticipated negative enrollment trends in higher education. We are expanding the program and expect to have price match in almost all of our stores by spring rush. As schools continue to outsource bookstore operations, we remain well-positioned to deepen our partnerships and expand market share through our complete offering of affordable, accessible textbooks and course materials, including our recently launched digital courseware and analytic solutions.”

Second Quarter 2017 Results
Results for the 13 and 26 weeks of fiscal 2017 and fiscal 2016 are as follows:

$ in millions	13 and 26 Weeks Selected Data (unaudited)
	13 Weeks Q2 2017	13 Weeks Q2 2016	26 Weeks 2017	26 Weeks 2016
Total Sales	$770.7	$755.9	$1,009.9	$994.8
Net Income	$29.3	$33.4	$1.4	$6.5

Non-GAAP(1)
Adjusted EBITDA	$70.4	$72.7	$33.9	$37.5
Adjusted Earnings	$29.7	$33.4	$3.8	$6.5

(1) These non-GAAP financial measures have been reconciled in the attached schedules to the most directly comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures.

Second quarter sales of $770.7 million increased $14.8 million, or 2.0%, as compared to the prior year period. This increase was attributable to new store growth.

Comparable store sales decreased 2.9% for the quarter representing approximately $22.4 million in revenue. The decrease is primarily attributable to textbook sales, which were down 3.3% compared with a decrease of 4.2% in the prior year period and a decrease in general merchandise sales of 1.3% compared with an increase of 1.3% in the prior year period.

Second quarter net income was $29.3 million, or $0.63 per diluted share, compared to net income of $33.4 million, or $0.69 per diluted share, in the prior year period. The current year’s fiscal quarter has 46.6 million diluted shares outstanding, while the prior year period had 48.6 million diluted shares outstanding. The Company reported non-GAAP Adjusted Earnings of $29.7 million during the quarter, compared with $33.4 million in the prior year period.

The Company’s Adjusted EBITDA was $70.4 million for the quarter, as compared to $72.7 million in the prior year period, due primarily to lower comparable store sales.

Outlook
For fiscal year 2017, the Company expects total sales to grow by 3.0% to 4.0%, while comparable store sales are expected to decrease by 2.0% to 3.0% compared to the prior year. The Company expects Adjusted EBITDA to increase on a percentage basis in the mid-single digits compared with the prior year and expects capital expenditures to be approximately $40 million.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 10:00 a.m. Eastern Time on Tuesday, December 6, 2016 and can be accessed at the Barnes & Noble Education, Inc. corporate website at www.bned.com.

Barnes & Noble Education, Inc. expects to report fiscal 2017 third quarter results on or about March 7, 2017.

EXPLANATORY NOTE

On February 26, 2015, Barnes & Noble, Inc. (“Barnes & Noble”) announced plans for the complete legal and structural separation of Barnes & Noble Education, Inc. (the “Company”) from Barnes & Noble (the “Spin-Off”). Under the Separation and Distribution Agreement between Barnes & Noble and the Company, Barnes & Noble distributed all of its equity interest in the Company, consisting of all of the outstanding shares of the Company's Common Stock, to Barnes & Noble’s stockholders on a pro rata basis.

On July 14, 2015, Barnes & Noble approved the final distribution ratio and declared a pro rata dividend of the outstanding shares of the Company's Common Stock, par value $0.01 per share ("Common Stock"), to Barnes & Noble’s existing stockholders. The pro rata dividend was made on August 2, 2015 to the Barnes & Noble stockholders of record (as of July 27, 2015). Each Barnes & Noble stockholder of record received a distribution of 0.632 shares of the Company's Common Stock for each share of Barnes & Noble common stock held on the record date. Following the Spin-Off, Barnes & Noble does not own any equity interest in the Company.

On August 2, 2015, the Company completed the legal separation from Barnes & Noble, at which time the Company began to operate as an independent publicly-traded company. The Company's Common Stock began to trade on a “when-issued” basis on the NYSE under the symbol “BNED WI” beginning on July 23, 2015. On August 3, 2015, when-issued trading of the Company's Common Stock ended, the Company's Common Stock began “regular-way” trading under the symbol “BNED.”

The results of operations for the 13 weeks ended August 1, 2015 reflected in the Company's condensed consolidated financial statements are presented on a stand-alone basis since the Company was still part of Barnes & Noble, Inc. until the consummation of the Spin-Off on August 2, 2015, and the results of operations for the 13 and 26 weeks ended October 29, 2016 and the 13 weeks ended October 31, 2015 reflected in the Company's condensed consolidated financial statements are presented on a consolidated basis as the Company became a separate consolidated entity.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		26 weeks ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Sales:
Product sales and other	$697,927	$684,006	$915,663	$902,722
Rental income	72,744	71,858	94,245	92,125
Total sales	770,671	755,864	1,009,908	994,847
Cost of sales:
Product and other cost of sales	554,498	537,380	732,492	712,289
Rental cost of sales	44,659	43,363	58,489	55,893
Total cost of sales	599,157	580,743	790,981	768,182
Gross profit	171,514	175,121	218,927	226,665
Selling and administrative expenses	101,767	102,439	187,231	189,123
Depreciation and amortization expense	12,987	13,169	25,908	26,269
Restructuring costs (a)	—	—	1,790	—
Operating income	56,760	59,513	3,998	11,273
Interest expense, net	630	554	1,296	557
Income before income taxes	56,130	58,959	2,702	10,716
Income tax expense	26,841	25,558	1,329	4,233
Net income	$29,289	$33,401	$1,373	$6,483

Earnings per common share:
Basic	$0.63	$0.69	$0.03	$0.14
Diluted	$0.63	$0.69	$0.03	$0.14
Weighted average common shares outstanding:
Basic	46,170	48,207	46,259	44,816
Diluted	46,593	48,562	46,652	45,023

(a) For additional information, see Note (a) in the Non-GAAP disclosure information of this Press Release.

Non-GAAP Disclosures: (a)
Adjusted Earnings	$29,683	$33,401	$3,798	$6,483
Adjusted EBITDA	$70,391	$72,682	$33,867	$37,542

(a) For additional information, see the Non-GAAP disclosure information of this Press Release.

	13 weeks ended		26 weeks ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Percentage of sales:
Sales:
Product sales and other	90.6%	90.5%	90.7%	90.7%
Rental income	9.4%	9.5%	9.3%	9.3%
Total sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Product and other cost of sales (a)	79.4%	78.6%	80.0%	78.9%
Rental cost of sales (a)	61.4%	60.3%	62.1%	60.7%
Total cost of sales	77.7%	76.8%	78.3%	77.2%
Gross profit	22.3%	23.2%	21.7%	22.8%
Selling and administrative expenses	13.2%	13.6%	18.5%	19.0%
Depreciation and amortization expense	1.7%	1.7%	2.6%	2.6%
Restructuring costs	—%	—%	0.2%	—%
Operating income	7.4%	7.9%	0.4%	1.2%
Interest expense, net	0.1%	0.1%	0.1%	0.1%
Income before income taxes	7.3%	7.8%	0.3%	1.1%
Income tax expense	3.5%	3.4%	0.1%	0.4%
Net income	3.8%	4.4%	0.2%	0.7%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	October 29, 2016	October 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$176,578	$88,649
Receivables, net	93,250	91,383
Merchandise inventories, net	401,338	431,023
Textbook rental inventories	86,704	83,846
Prepaid expenses and other current assets	8,083	6,304
Total current assets	765,953	701,205
Property and equipment, net	108,499	110,949
Intangible assets, net	194,562	193,113
Goodwill	281,350	274,070
Other noncurrent assets	38,226	46,335
Total assets	$1,388,590	$1,325,672
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$439,746	$349,440
Accrued liabilities	140,779	137,412
Total current liabilities	580,525	486,852
Long-term deferred taxes, net	25,743	39,557
Other long-term liabilities	75,962	69,585
Total liabilities	682,230	595,994
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 48,972 and 48,219 shares, respectively; outstanding, 46,276 and 48,217 shares, respectively	490	482
Additional paid-in-capital	703,966	695,816
Retained earnings	28,375	33,401
Treasury stock, at cost	(26,471)	(21)
Total stockholders' equity	706,360	729,678
Total liabilities and stockholders' equity	$1,388,590	$1,325,672

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Earnings (Loss) Per Share
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		26 weeks ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Numerator for basic earnings per share:
Net income	$29,289	$33,401	$1,373	$6,483
Less allocation of earnings to participating securities	(19)	(22)	(1)	(26)
Net income available to common shareholders	$29,270	$33,379	$1,372	$6,457

Numerator for diluted earnings per share:
Net income available to common shareholders	$29,270	$33,379	$1,372	$6,457
Allocation of earnings to participating securities	19	22	1	26
Less diluted allocation of earnings to participating securities	(19)	(22)	(1)	(26)
Net income available to common shareholders	$29,270	$33,379	$1,372	$6,457

Denominator for basic earnings per share:
Basic weighted average common shares (a)	46,170	48,207	46,259	44,816

Denominator for diluted earnings per share: (a)(b)
Basic weighted average common shares	46,170	48,207	46,259	44,816
Average dilutive restricted stock units	364	355	339	178
Average dilutive performance shares	35	—	24	—
Average dilutive restricted shares	24	—	30	—
Average dilutive options	—	—	—	29
Diluted weighted average common shares	46,593	48,562	46,652	45,023

Earnings per common share:
Basic	$0.63	$0.69	$0.03	$0.14
Diluted	$0.63	$0.69	$0.03	$0.14

(a) For periods prior to the Spin-Off from Barnes & Noble on August 2, 2015, Basic earnings per share and weighted-average basic shares outstanding are based on the number of shares of Barnes & Noble common stock outstanding as of the end of the period, adjusted for an assumed distribution ratio of 0.632 shares of the Company's Common Stock for every one share of Barnes & Noble common stock held on the record date for the Spin-Off.

(b) For periods prior to the Spin-Off from Barnes & Noble on August 2, 2015, Diluted earnings per share and weighted-average diluted shares outstanding reflect potential common shares from Barnes & Noble equity plans in which the Company's employees participated based on the distribution ratio.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Non-GAAP Information
(In thousands)
(Unaudited)

Adjusted Earnings	13 weeks ended		26 weeks ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Net income	$29,289	$33,401	$1,373	$6,483
Reconciling items, after-tax (below)	394	—	2,425	—
Adjusted Earnings (Non-GAAP)	$29,683	$33,401	$3,798	$6,483

Reconciling items, pre-tax
Restructuring costs (a)	$—	$—	$1,790	$—
Transaction costs (b)	644	—	2,171	—
Reconciling items, pre-tax	644	—	3,961	—
Less: Pro forma income tax impact (c)	250	—	1,536	—
Reconciling items, after-tax	$394	$—	$2,425	$—

Adjusted EBITDA	13 weeks ended		26 weeks ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Net income	$29,289	$33,401	$1,373	$6,483
Add:
Depreciation and amortization expense	12,987	13,169	25,908	26,269
Interest expense, net	630	554	1,296	557
Income tax expense	26,841	25,558	1,329	4,233
Restructuring costs (a)	—	—	1,790	—
Transaction costs (b)	644	—	2,171	—
Adjusted EBITDA (Non-GAAP)	$70,391	$72,682	$33,867	$37,542

(a) In Fiscal 2016, the Company implemented a plan to restructure its digital operations and announced a reduction in staff and closure of the facilities in Mountain View, California, and Redmond, Washington, that support the Yuzu® eTextbook platform. The Company recorded restructuring costs of $8.8 million in Fiscal 2016 comprised of employee-related costs (including severance and retention) and facility exit costs. During the 26 weeks ended October 29, 2016, the Company recorded $1.8 million in additional restructuring costs primarily for employee related costs (including severance and retention). The majority of the restructuring related to employee matters was completed in the first quarter of Fiscal 2017.

(b) Transaction costs are costs incurred for business development and acquisitions, and are included in selling and administrative expenses in the condensed consolidated statement of operations.

(c) The amounts shown represent the projected reduction in income tax expense based on the Company's current combined federal and state aggregate income tax rate.

Use of Non-GAAP Financial Information - Adjusted Earnings and Adjusted EBITDA

To supplement the Company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the non-GAAP financial measures of Adjusted Earnings (defined as Net Income adjusted for certain reconciling items) and Adjusted EBITDA (defined by the Company as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income).

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes. These non-GAAP financial measures should not be considered as alternatives to net income as an indicator of the Company's performance or any other measures of performance derived in accordance with GAAP.

The Company's management reviews these Non-GAAP financial measures as internal measures to evaluate the Company's performance and manage the Company's operations. The Company's management believes that these measures are useful performance measures which are used by the Company to facilitate a comparison of on-going operating performance on a consistent basis from period-to-period. The Company's management believes that these Non-GAAP financial measures provide for a more complete understanding of factors and trends affecting the Company's business than measures under GAAP can provide alone, as it excludes certain items that do not reflect the ordinary earnings of its operations. The Company's Board of Directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. The Company's management believes that the inclusion of Adjusted EBITDA and Adjusted Earnings results provides investors useful and important information regarding the Company's operating results.

The non-GAAP measures included in the Press Release attached hereto as Exhibit 99.1 has been reconciled to the comparable GAAP measures as required under Securities and Exchange Commission (the “SEC”) rules regarding the use of non-GAAP financial measures. All of the items included in the reconciliations below are either (i) non-cash items or (ii) items that management does not consider in assessing the Company's on-going operating performance. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated April 30, 2016 filed with the SEC on June 29, 2016, which includes consolidated financial statements for each of the three years for the period ended April 30, 2016 (Fiscal 2016, Fiscal 2015, and Fiscal 2014), the quarterly earnings release for the period ended July 30, 2016 included as part of the Company's Form 8-K dated September 8, 2016 and filed with the SEC on that date, and the Company's Quarterly Report on Form 10-Q for the period ended July 30, 2016 filed with the SEC on September 8, 2016.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(In millions)
(Unaudited)

Total Sales

The components of the sales variances for the 13 and 26 week periods are as follows:

	13 weeks ended	26 weeks ended
New stores (a)	$50.0	$58.5
Closed stores (a)	(10.7)	(12.5)
Comparable stores	(22.4)	(28.6)
Textbook rental deferral	(3.6)	(2.2)
Other revenue (b)	2.3	2.4
Other (c)	(0.8)	(2.5)
Total sales variance	$14.8	$15.1

(a)	We added 34 new stores and closed 14 stores during the 26 weeks ended October 29, 2016, ending the period with a total of 771 stores.

(b)	Other revenue includes Promoversity, LoudCloud, brand partnerships, shipping & handling and revenue from other programs.

(c)	Other includes certain adjusting items related to return reserves and other deferred items.

Comparable Sales

Comparable store sales variances by category for the 13 and 26 week periods are as follows:

	13 weeks ended				26 weeks ended
	October 29, 2016		October 31, 2015		October 29, 2016		October 31, 2015
Textbooks	$(19.1)	(3.3)%	$(24.4)	(4.2)%	$(26.0)	(3.8)%	$(27.9)	(4.1)%
General Merchandise	(2.3)	(1.3)%	2.2	1.3%	(0.7)	(0.2)%	9.2	3.5%
Trade Books	(0.8)	(5.6)%	0.3	1.8%	(1.5)	(5.2)%	0.4	1.4%
Other	(0.2)	(88.0)%	(0.7)	(72.4)%	(0.4)	(88.7)%	(0.6)	(51.8)%
Total Comparable Store Sales	$(22.4)	(2.9)%	$(22.6)	(3.0)%	$(28.6)	(2.9)%	$(18.9)	(1.9)%
Effective for the first quarter of Fiscal 2017, comparable store sales includes sales from stores that have been open for an entire fiscal year period, does not include sales from closed stores for all periods presented, and digital agency sales are included on a gross basis. We believe the current comparable store sales calculation method better reflects the manner in which management views comparable sales, as well as the seasonal nature of our business. For periods presented prior to the first quarter of Fiscal 2017, comparable store sales includes sales from stores that have been open for at least 15 months, does not include sales from closed stores for all periods presented, and includes digital agency sales on a net basis.

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED), one of the largest contract operators of bookstores on college and university campuses across the United States and a leading provider of digital education services, enhances the academic and social purpose of educational institutions. Through its Barnes & Noble College subsidiary, Barnes & Noble Education serves more than 5 million college students and their faculty through its 771 stores on campuses nationwide, delivering essential educational content and tools within a dynamic retail environment. Through its Digital Education subsidiary, Barnes & Noble Education offers a suite of digital software, content and services that include a sophisticated digital learning management platform that has competency-based features, analytics capabilities, courseware offerings and a digital eTextbook reading product. Barnes & Noble Education acts as a strategic partner to drive student success; provide value and support to students and faculty; and create loyalty and improve retention, all while supporting the financial goals of college and university partners.

General information on Barnes & Noble Education, Inc. can be obtained by visiting the Company's corporate website: www.bned.com.
Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to Barnes & Noble Education and its business that are based on the beliefs of the management of Barnes & Noble Education as well as assumptions made by and information currently available to the management of Barnes & Noble Education. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to Barnes & Noble Education or the management of Barnes & Noble Education, identify forward-looking statements. Moreover, Barnes & Noble Education operates in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for the management of Barnes & Noble Education to predict all risks, nor can Barnes & Noble Education assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements Barnes & Noble Education may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Such statements reflect the current views of Barnes & Noble Education with respect to future events, the outcome of which is subject to certain risks, including, among others: general competitive conditions, including actions the Company’s competitors may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their bookstore operations or change the operation of their bookstores; the general economic environment and consumer spending patterns; decreased consumer demand for the Company’s products, low growth or declining sales; restructuring of the Company’s digital strategy may not result in the expected growth in the Company’s digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of the Company’s online, digital and other initiatives, integration of and deployment of, additional products and services, and further enhancements to Yuzu® and any future higher education digital products, and the inability to achieve the expected cost savings; the Company’s ability to successfully implement the Company’s strategic initiatives including the Company’s ability to identify and execute upon additional acquisitions and strategic investments; technological changes; the Company’s international expansion could result in additional risks; the Company’s ability to attract and retain employees; changes to payment terms, return policies, the discount or margin on products or other terms with the Company’s suppliers; risks associated with data privacy, information security and intellectual property; trends and challenges to the Company’s business and in the locations in which the Company has stores; non-renewal of contracts and higher-than-anticipated store closings; disruptions to the Company’s computer systems, data lines, telephone systems or supply chain, including the loss of suppliers; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping service, effects of competition; obsolete or excessive inventory; product shortages; changes in law or regulation; the amount of the Company’s indebtedness and ability to comply with covenants applicable to any future debt financing; the Company’s ability to satisfy future capital and liquidity requirements; the Company’s ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations or tax-related proceedings or audits; changes in accounting standards; challenges to running the Company independently from Barnes & Noble, Inc. following the Spin-Off; the potential adverse impact on the Company’s business resulting from the Spin-Off; and the other risks and uncertainties detailed in the section titled “Risk Factors” in the Barnes & Noble Education Annual Report on Form 10-K for the year ended April 30, 2016 filed with the Securities and Exchange Commission.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Barnes & Noble Education or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Barnes & Noble Education undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.